Exhibit 99.1

River Valley Bancorp
Announces 4th Quarter and Fiscal Year Results
 For the Year Ended December 31, 2011

For Immediate Release
Tuesday, January 17, 2012

Madison, Indiana – January 17, 2012– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2011.

For the year ended December 31, 2011, the Corporation reported net income of $1,772,000 or $0.93 per share. This compared to net income of $2,320,000 for the year ended December 31, 2010, or $1.30 per share. In comparing like year periods, the Corporation experienced dramatically higher net interest income. Net interest income increased by $556,000, or 4.68%, in 2011 over that recorded in 2010, but was offset by lower noninterest income and higher operating expenses. The factors decreasing noninterest income were primarily write downs, dispositions, and holding costs associated with other real estate owned. For assets held in other real estate owned, a write down of value is accounted through the income statement and impacts other income. Expenses associated with holding those properties are also recorded in other income, net of income. For the fiscal year, there was an $894,000 decrease in other income, of which $613,000 was directly related to values of property held or sold, and $213,000 of which was associated with net expenses associated with properties owned or in foreclosure. Noninterest expense increased period to period primarily from an increase in higher salaries and benefits, and expenses relative to an announced acquisition. Income taxes in 2011 were $449,000 lower than in 2010, reflecting the tax effect of these expenses.

The return on average assets for fiscal year 2011 was 0.45%; the return on average equity was 5.41%. For fiscal 2010, those numbers were 0.59% and 7.23% respectively.

For the fourth quarter ended December 31, 2011, the Corporation reported net income of $556,000 or $0.31 per share. This compared to net income of $594,000 for the quarter ended December 31, 2010 or $0.32 per share. This decrease was primarily attributed to a $318,000 increase in operating expenses, of which $127,000 was associated with expenses paid on the behalf of delinquent borrowers and $191,000 in expenses associated with an announced acquisition. Those costs are expensed as incurred. These results were partially offset by a lower provision for loan losses, an increase in net interest income, and a lower income tax provision. For the fourth quarter 2011, the return on average assets was 0.54% while the return on average equity was 6.71%.  Those percentages for the like period in 2010 were 0.61% and 7.35% respectively.

Assets totaled $407.0 million as of December 31, 2011 which compares to $386.6 million as of December 31, 2010. Net loans, including loans held for sale, were $253.2 million as of December 31, 2011, a decrease of $13.3 million from balances reported as of December 31, 2010. Deposits totaled $305.2 million as of December 31, 2011 or an $18.9 million increase from the $286.3 million reported December 31, 2010.

As of December 31, 2011, total delinquency, defined as loans delinquent 30 days or more, stood at 4.23% of total loans. This percentage as of December 31, 2010 was 4.59%. Net charge-offs, expressed as a ratio of average loans during 2011, was 1.07% and was 0.96% in 2010. Non-performing loans, defined as loans over 90 days delinquent and/or restructured, as a percentage of total loans was 3.40% as of December 31, 2011 and was 3.86% as of December 31, 2010.  The allowance for loan losses expressed as a percentage of outstanding loans was 1.56% as of December 31, 2011 and was 1.41% on December 31, 2010.

Stockholder’s equity as of December 31, 2011 was $33.0 million and compares to $31.5 million as of December 31, 2010. Book value of River Valley Bancorp, including preferred shares, was $21.69 as of December 31, 2011, compared to $20.71 at December 31, 2010.

“We hope the economic news that has blistered community banking over the past four years is finally coming to an end. It has been a painful period for disadvantaged customers and the banks that have followed their missions of providing economic support for their community members. The cleansing process has been long and costly. The acquisition, disposition, and holding costs of foreclosures are expensive, but as illustrated by our fundamentals, core banking business is rebounding as best as can be expected,” stated Matthew P. Forrester, President of River Valley Bancorp. “Our business has been defined by circumstances of the national and local economies. The good news is that trends appear to be reversing and there is a renewed optimism in people’s spirit and in lending opportunities. It may be too early to predict a robust recovery, but at least there are positive signs of such. We are looking forward to a successful closing of our previously announced and pending acquisition of Dupont State Bank. We expect that transaction to close in the second quarter of 2012.”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $14.00 to $17.12, closing on December 31, 2011 at a $15.50.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months	3 Months	12 Months	12 Months
	Ended 12-31-2011	Ended 12-31-2010	Ended 12-31-2011	Ended 12-31-2010

Assets			$407,043	$386,613
Net Loans, including loans for sale (net of ALL)			253,184	266,537
Allowance for Loan Losses (ALL)			4,003	3,806
Deposits			305,226	286,337
Borrowings			65,217	65,217
Stockholders’ Equity			32,957	31,468
Total Interest Income	$4,353	$4,497	17,712	18,634
Total Noninterest Income	1,099	1,168	3,758	3,976
Gain (loss) Real Premises, Equipment, and Real Estate Held for Sale	(75)	(64)	(750)	(74)
Interest Expense	1,415	1,593	5,823	7,301
Net Interest Income	3,138	2,904	11,889	11,333
Expense	2,850	2,532	10,251	9,718
Provision for Loan Losses	474	730	2,771	2,645
Taxes	82	152	103	552
Net Income	556	594	1,772	2,320

ROAA	0.54%	0.61%	0.45%	0.59%
ROAE	6.71%	7.35%	5.41%	7.23%
Earnings per Share	$0.31	$0.32	$0.93	$1.29
Diluted Earnings per Share	$0.31	$0.32	$0.93	$1.28

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949